EXHIBIT 99.2
P.O. Box 25099 ~ Richmond, VA 23260 ~ Phone: (804) 359-9311 ~ Fax: (804) 254-3584
______________________________________________________________________________________________________
P R E S S R E L E A S E

CONTACT:	Candace C. Formacek	RELEASE:	4:00 p.m. ET
Phone: (804) 359-9311
Fax: (804) 254-3584
Email: investor@universalleaf.com

Universal Corporation Reports Annual Results
Richmond, VA • May 20, 2014 / PRNEWSWIRE
HIGHLIGHTS
Fiscal Year 2014
Diluted earnings per share of $5.25, up 13%
Segment operating income of $175 million
Revenues up $80 million to $2.5 billion

Fourth Quarter
Diluted earnings per share of $0.94, up 2%
Segment operating income of $45 million
Revenues up 7% to $690 million
___________________________________________________________________________________
George C. Freeman, III, Chairman, President, and Chief Executive Officer of Universal Corporation (NYSE:UVV), announced that net income for the fiscal year ended March 31, 2014, was $149.0 million, or $5.25 per diluted share, compared with last year’s net income of $132.8 million, or $4.66 per diluted share. The current year’s results included a gain in the first fiscal quarter of $81.6 million before tax ($53.1 million after tax, or $1.87 per diluted share), from the favorable outcome of litigation in Brazil related to previous years’ excise tax credits. The annual results also included pretax restructuring costs of $6.7 million ($0.15 per share) and $4.1 million ($0.06 per share) for fiscal years 2014 and 2013, respectively. Segment operating income, which excludes those items, was $175.2 million for fiscal year 2014, a decrease of $57.6 million from the prior year. That reduction was primarily attributable to weaker margins in Brazil from higher green leaf costs, increased currency remeasurement and exchange costs, and the higher sales of carryover and uncommitted inventories in fiscal year 2013. Revenues of $2.5 billion for fiscal year 2014 were up 3.3% compared with the previous year, as slightly lower volumes were offset by higher prices.
Net income for the fourth quarter of fiscal year 2014, which ended March 31, 2014, was $26.7 million, or $0.94 per diluted share, compared with net income for the prior year’s fourth fiscal quarter of $26.1 million, or $0.92 per diluted share. The fourth quarter results included restructuring costs of $2.0 million ($0.04 per

-- M O R E --

Universal Corporation

share) and $0.4 million ($0.01 per share) for fiscal years 2014 and 2013, respectively. Segment operating income for the period of $44.9 million was down $2.1 million compared with the previous fiscal year as improved results in the Other Regions segment were offset by declines for the North America and Other Tobacco Operations segments. However, consolidated revenues for the fourth quarter increased by about 7% to $689.9 million, mostly due to higher green leaf costs.
Mr. Freeman stated, “We performed well in the face of a challenging environment this year, and our underlying business and customer relationships remain strong. Given the larger crops this year, shipping volumes in the second half of fiscal year 2014 exceeded those in the comparable period last year. These increased volumes partially offset lower levels of carryover volumes in the first half of the year, weaker margins in Brazil, and negative foreign currency remeasurement and exchange loss comparisons this year. Our higher working capital cash requirements this year were a sharp contrast to the returns of working capital seen in fiscal year 2013, when we had the advantage of sales of uncommitted inventory and large carryover crops that bolstered cash flows. In fiscal year 2014, purchases of larger crops, tighter margins in Brazil from higher green leaf costs, and investments in production growth in Africa utilized much of the substantial levels of cash flow from the previous fiscal year. Despite these requirements, we maintained our strong financial position this year reducing debt by $80 million, and we continued to reward our shareholders with more than $75 million in dividends and share repurchases.
“Margins in fiscal year 2014 were affected by volatile Brazilian leaf markets, but this has not been a factor in the current crop season. This year, the Brazilian season has begun slowly, with delayed sales and purchases as farmers and customers monitor market developments. Production volumes there are similar to last year’s crop, and the flue-cured crop quality is lower than average. Our uncommitted inventories were higher at March 31, 2014, due in part to the slow start to the selling season in Brazil. In Africa, the markets have opened at a normal pace, and there are production volume increases in certain origins. At the same time, due to declines in the U.S. and Western European retail cigarette sales, we may see some reductions in purchases of certain styles of tobacco, as customers adjust their inventory durations. Given the increased production and potential customer inventory adjustments, we expect an oversupply of tobacco in fiscal year 2015, which may lead to lower leaf prices that typify such cycles.
“Our strategy remains focused on efficiently managing our business, meeting our customers’ and suppliers’ evolving needs, and returning value to our shareholders. We continue to invest in opportunities to improve our business and to promote sustainable, compliant leaf production. Our long-term outlook for Africa remains strong, consistent with our ongoing investments to both expand production this year in Mozambique to serve our customers’ requirements and to enhance production efficiency in several other African origins. We also continue to seek out growth opportunities that enhance our Company’s value and help to sustain tobacco growers. Last month, we announced our new food ingredient business which is not only an attractive business opportunity, but provides tobacco growers with a new market for sweet potatoes, which are often grown in rotation with tobacco. We are excited about our future and believe that we are well positioned to manage the cycles inherent in our industry while successfully executing on our strategy.”
FLUE-CURED AND BURLEY LEAF TOBACCO OPERATIONS:
Fiscal 2014
Within the Company's flue-cured and burley leaf tobacco operations, operating income for the Other Regions segment for the fiscal year ended March 31, 2014, declined by 31% to $133.4 million compared with the prior year. The reduction was driven primarily by results in South America, on lower volumes from fewer carryover shipments and weaker margins from higher green leaf prices. Africa results were negatively impacted by a less favorable product mix despite increased shipment volumes from larger current crops. The weaker results in those regions were partly mitigated by improved results in Europe as well as in Asia, where

-- M O R E --

Universal Corporation

trading volumes were higher. Selling, general, and administrative expenses for the segment were significantly higher for the year, mostly due to unfavorable net foreign currency remeasurement and exchange comparisons, as current year losses compared to gains in fiscal year 2013, mostly in Africa, South America, and Asia. Revenues for this segment for the year increased by about 3% to $1.9 billion compared with the previous year, reflecting modestly reduced volumes and higher green leaf prices.
Operating income for the North America segment for fiscal year 2014 was $23.2 million, up $3.5 million compared with the previous year, on a more favorable product mix and lower overheads, including postretirement benefit costs. Revenues for this segment increased 4% to $348.6 million on a combination of reduced volumes, higher green leaf costs, and improved product mix.
Fourth Quarter
Operating income for the Other Regions segment for the quarter ended March 31, 2014, increased by 25% to $30.7 million, compared with the same period last year. In Africa, results improved for the quarter as increased shipments of larger current crops there more than offset weaker results in South America from higher green leaf prices, reduced volumes shipped, and inventory writedowns. The Asia region results also saw improvements from stronger trading volumes. Selling, general, and administrative expenses for the Other Regions segment were relatively flat for the quarter, as higher currency remeasurement and exchange costs were mitigated by lower incentive compensation and benefit accruals. Revenues for the segment increased by 19% to $489.3 million for the fourth quarter on a combination of higher volumes and prices.
Operating income for the North America segment for quarter ended March 31, 2014, declined by $5.4 million to $4.6 million compared with the same period of the previous year. Those results reflected lower overall volumes, due in part to shipments in Central America that were delayed into the fourth quarter last year, as well as reduced processing yields from heavy rains in North America. Similarly, revenues for this segment decreased 24% to $98.1 million on those lower volumes despite higher green leaf costs.
OTHER TOBACCO OPERATIONS:
In the Other Tobacco Operations segment, operating income was down $2.0 million to $18.5 million for the fiscal year, and down $2.7 million to $9.6 million for the quarter ended March 31, 2014, compared with the comparable periods of the prior year, primarily due to lower results for the oriental joint venture. In fiscal 2014, the oriental business achieved higher revenues and reduced operating expenses which were more than offset by large currency remeasurement and exchange losses from the devaluation of the Turkish lira. Similarly, the currency losses and a less favorable product mix contributed to declines in the joint venture results for the quarter. The Company's dark tobacco operations saw earnings improvements from a better product mix for fiscal year 2014, although these benefits were nearly offset by higher foreign currency remeasurement and exchange losses, mainly from the Indonesian rupiah. The currency effects from devaluation during the first nine months of the fiscal year were somewhat mitigated as the rupiah strengthened in the fourth fiscal quarter. Results for the quarter ended March 31, 2014, were higher compared to the previous year, mainly due to the impact of the stronger Indonesian currency in that period.
Revenues for this segment increased by about 2% to $261.3 million for fiscal year 2014, but decreased by about 3% to $102.5 million for the fourth quarter ended March 31, 2014. In both periods higher volumes attributable to the timing of shipments of oriental tobaccos into the United States, combined with lower volumes in the dark tobacco operations, drove the revenue change.
OTHER ITEMS:
Cost of goods sold increased by about 5% to $2.1 billion for the fiscal year, and by about 9%, to $586.7 million, for the quarter ended March 31, 2014, reflecting higher green leaf costs compared with the same periods in the previous year. Selling, general, and administrative costs increased by $26.7 million for

-- M O R E --

Universal Corporation

fiscal year 2014 and decreased by $5.4 million for the fourth fiscal quarter, compared with the respective prior periods. The large increase for the year was primarily related to unfavorable comparisons from currency remeasurement and exchange losses, which amounted to $20.3 million compared with gains of $9.6 million in the prior fiscal year. The fourth fiscal quarter decline was mainly attributable to lower benefit and incentive compensation accruals.
Interest expense of $20.3 million for fiscal year 2014 and $3.7 million for the quarter ended March 31, 2014, declined by about 8% and 13%, respectively, compared to the prior fiscal year. The reduction was mostly due to lower average debt levels and interest rates during the periods. The consolidated effective income tax rates on pretax earnings were approximately 33% and 32% for the fiscal years ended March 31, 2014 and 2013, respectively. The effective income tax rate for the quarter ended March 31, 2014, was 31% compared with 37% for the same period last year, which included adjustments to previous period projected rates. The rates for all periods, excluding adjustments, were lower than the 35% federal statutory rate mainly because of the effect of changes in exchange rates on deferred income tax assets and liabilities, as well as lower effective rates on dividend income from certain foreign subsidiaries.
In the first fiscal quarter of 2014, the Company recorded an $81.6 million gain resulting from the favorable conclusion during the quarter of a longstanding lawsuit challenging the Brazilian government’s denial of the Company’s rights to claim certain excise tax credits generated in previous years. The outcome of the case entitles the Company to the previously denied excise tax credits, as well as additional credits for interest from the dates the tax credits should have been available (approximately $104 million at the date the lawsuit was concluded). All avenues of appeal by either party were exhausted, and the Company is now permitted to utilize the total amount of the credits to offset future federal tax obligations for a period of up to five years. The amount of the gain, which is reported in Other Income, reflects the Company’s current estimate of the actual tax credits that are likely to be realized before they expire.
On October 15, 2013, the Company repaid at maturity $200 million principal amount of 5.2% medium term notes. Subsequently, the Company entered into a $175 million senior term loan agreement with a group of banks. The loan is unsecured and matures in five years. Loans outstanding under the agreement currently bear interest at LIBOR plus 1.50% and may be prepaid at any time without premium or penalty. The financial covenants under the new term loan agreement are substantially similar to those of the Company’s $450 million senior unsecured committed revolving credit facility, including maintaining a minimum level of tangible net worth and observing limits on debt levels.

-- M O R E --

Universal Corporation

Additional information

Amounts included in the previous discussion are attributable to Universal Corporation and exclude earnings related to non-controlling interests in subsidiaries. In addition, the total for segment operating income referred to in this discussion is a non-GAAP measure. This measure is not a financial measure calculated in accordance with GAAP and should not be considered as a substitute for net income, operating income, cash from operating activities or any other operating performance measure calculated in accordance with GAAP, and it may not be comparable to similarly titled measures reported by other companies. A reconciliation of the total for segment operating income to consolidated operating income is in Note 3. Segment Information, included in this earnings release. The Company evaluates its segment performance excluding certain significant charges or credits. The Company believes this measure, which excludes these items that it believes are not indicative of its core operating results, provides investors with important information that is useful in understanding its business results and trends.
This information includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions readers that any statements contained herein regarding earnings and expectations for its performance are forward-looking statements based upon management's current knowledge and assumptions about future events, including anticipated levels of demand for and supply of its products and services; costs incurred in providing these products and services; timing of shipments to customers; changes in market structure; government regulation; product taxation; industry consolidation and evolution; and general economic, political, market, and weather conditions. Actual results, therefore, could vary from those expected. A further list and description of these risks, uncertainties, and other factors can be found in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2013, and in other documents the Company files with the Securities and Exchange Commission. This information should be read in conjunction with the Annual Report on Form 10-K for the fiscal year ended March 31, 2013.
At 5:00 p.m. (Eastern Time) on May 20, 2014, the Company will host a conference call to discuss these results. Those wishing to listen to the call may do so by visiting www.universalcorp.com at that time. A replay of the webcast will be available at that site through August 19, 2014. A taped replay of the call will be available through June 3, 2014, by dialing (855) 859-2056. The confirmation number to access the replay is 32770854.

Headquartered in Richmond, Virginia, Universal Corporation is the leading global leaf tobacco supplier and conducts business in more than 30 countries. Its revenues for the fiscal year ended March 31, 2014, were $2.5 billion. For more information on Universal Corporation, visit its website at www.universalcorp.com.

-- M O R E --

Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(in thousands of dollars, except per share data)

	Three Months Ended March 31,		Fiscal Year Ended March 31,
	2014	2013	2014	2013
Sales and other operating revenues	$689,916	$645,092	$2,542,115	$2,461,699
Costs and expenses
Cost of goods sold	586,712	538,195	2,108,824	1,999,282
Selling, general and administrative expenses	60,471	65,889	262,013	235,295
Other income	—	—	(81,619)	—
Restructuring costs	2,038	426	6,746	4,113
Operating income	40,695	40,582	246,151	223,009
Equity in pretax earnings (loss) of unconsolidated affiliates	2,142	5,827	3,897	5,635
Interest income	201	244	949	654
Interest expense	3,684	4,235	20,307	22,013
Income before income taxes	39,354	42,418	230,690	207,285
Income taxes	12,145	15,733	75,535	66,366
Net income	27,209	26,685	155,155	140,919
Less: net income attributable to noncontrolling interests in subsidiaries	(538)	(583)	(6,146)	(8,169)
Net income attributable to Universal Corporation	26,671	26,102	149,009	132,750
Dividends on Universal Corporation convertible perpetual preferred stock	(3,713)	(3,713)	(14,850)	(14,850)
Earnings available to Universal Corporation common shareholders	$22,958	$22,389	$134,159	$117,900

Earnings per share attributable to Universal Corporation common shareholders:
Basic	$0.99	$0.96	$5.77	$5.05
Diluted	$0.94	$0.92	$5.25	$4.66

See accompanying notes.

-- M O R E --

Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)

	March 31,	March 31,
	2014	2013

ASSETS
Current assets
Cash and cash equivalents	$163,532	$367,864
Accounts receivable, net	468,015	401,747
Advances to suppliers, net	134,621	132,100
Accounts receivable—unconsolidated affiliates	7,375	555
Inventories—at lower of cost or market:
Tobacco	639,812	623,377
Other	67,219	57,745
Prepaid income taxes	27,866	6,245
Deferred income taxes	22,052	32,127
Other current assets	142,755	124,213
Total current assets	1,673,247	1,745,973

Property, plant and equipment
Land	17,275	17,125
Buildings	239,913	234,694
Machinery and equipment	562,597	545,478
	819,785	797,297
Less: accumulated depreciation	(523,239)	(509,829)
	296,546	287,468
Other assets
Goodwill and other intangibles	99,453	99,048
Investments in unconsolidated affiliates	95,305	94,405
Deferred income taxes	14,562	23,783
Other noncurrent assets	91,794	55,478
	301,114	272,714

Total assets	$2,270,907	$2,306,155

See accompanying notes.

-- M O R E --

Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)

	March 31,	March 31,
	2014	2013

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable and overdrafts	$62,905	$105,318
Accounts payable and accrued expenses	212,422	225,648
Accounts payable—unconsolidated affiliates	65	4,739
Customer advances and deposits	15,869	24,914
Accrued compensation	31,772	36,694
Income taxes payable	15,694	14,034
Current portion of long-term obligations	116,250	211,250
Total current liabilities	454,977	622,597

Long-term obligations	240,000	181,250
Pensions and other postretirement benefits	85,081	135,629
Other long-term liabilities	34,457	36,838
Deferred income taxes	45,500	42,184
Total liabilities	860,015	1,018,498

Shareholders’ equity
Universal Corporation:
Preferred stock:
Series A Junior Participating Preferred Stock, no par value, 500,000 shares authorized, none issued or outstanding	—	—
Series B 6.75% Convertible Perpetual Preferred Stock, no par value, 220,000 shares authorized, 219,999 shares issued and outstanding (219,999 at March 31, 2013)	213,023	213,023
Common stock, no par value, 100,000,000 shares authorized, 23,216,312 shares issued and outstanding (23,343,973 at March 31, 2013)	206,446	202,579
Retained earnings	993,093	918,509
Accumulated other comprehensive loss	(34,332)	(75,540)
Total Universal Corporation shareholders' equity	1,378,230	1,258,571
Noncontrolling interests in subsidiaries	32,662	29,086
Total shareholders' equity	1,410,892	1,287,657

Total liabilities and shareholders' equity	$2,270,907	$2,306,155

See accompanying notes.

-- M O R E --

Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands of dollars)

	Fiscal Year Ended March 31,
	2014	2013

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$155,155	$140,919
Adjustments to reconcile net income to net cash (used) provided by operating activities:
Depreciation	37,257	43,408
Amortization	1,642	1,708
Provision for losses on advances and guaranteed loans to suppliers	6,705	1,623
Inventory write-downs	7,654	1,523
Stock-based compensation expense	6,278	6,171
Foreign currency remeasurement loss (gain), net	14,322	(10,579)
Deferred income taxes	(2,176)	11,794
Equity in net loss (income) of unconsolidated affiliates, net of dividends	3,420	(4,966)
Gain on favorable outcome of excise tax case in Brazil	(81,619)	—
Restructuring costs	6,746	4,113
Other, net	2,251	(1,174)
Changes in operating assets and liabilities, net	(161,138)	39,926
Net cash (used) provided by operating activities	(3,503)	234,466

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(45,849)	(30,783)
Proceeds from sale of property, plant and equipment	2,746	3,534
Other	1,033	1,004
Net cash used by investing activities	(42,070)	(26,245)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance (repayment) of short-term debt, net	(43,727)	(18,374)
Issuance of long-term obligations	175,000	—
Repayment of long-term obligations	(211,250)	(16,250)
Dividends paid to noncontrolling interests	(1,971)	(1,957)
Issuance of common stock	457	3,949
Repurchase of common stock	(14,145)	(8,481)
Dividends paid on convertible perpetual preferred stock	(14,850)	(14,850)
Dividends paid on common stock	(46,721)	(45,996)
Other	(875)	—
Net cash used by financing activities	(158,082)	(101,959)

Effect of exchange rate changes on cash	(677)	(97)
Net (decrease) increase in cash and cash equivalents	(204,332)	106,165
Cash and cash equivalents at beginning of year	367,864	261,699
Cash and cash equivalents at end of period	$163,532	$367,864

See accompanying notes.

-- M O R E --

Universal Corporation

NOTE 1. BASIS OF PRESENTATION

Universal Corporation, with its subsidiaries (“Universal” or the “Company”), is the leading global leaf tobacco merchant and processor. Because of the seasonal nature of the Company’s business, the results of operations for any fiscal quarter will not necessarily be indicative of results to be expected for other quarters or a full fiscal year. All adjustments necessary to state fairly the results for the period have been included and were of a normal recurring nature. These financial statements should be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2013.

NOTE 2.   EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share:

	Three Months Ended March 31,		Fiscal Year Ended March 31,
(in thousands, except per share data)	2014	2013	2014	2013

Basic Earnings Per Share
Numerator for basic earnings per share
Net income attributable to Universal Corporation	$26,671	$26,102	$149,009	$132,750
Less: Dividends on convertible perpetual preferred stock	(3,713)	(3,713)	(14,850)	(14,850)
Earnings available to Universal Corporation common shareholders for calculation of basic earnings per share	$22,958	$22,389	$134,159	$117,900

Denominator for basic earnings per share
Weighted average shares outstanding	23,216	23,336	23,239	23,355

Basic earnings per share	$0.99	$0.96	$5.77	$5.05

Diluted Earnings Per Share
Numerator for diluted earnings per share
Earnings available to Universal Corporation common shareholders	$22,958	$22,389	$134,159	$117,900
Add: Dividends on convertible perpetual preferred stock (if conversion assumed)	3,713	3,713	14,850	14,850
Earnings available to Universal Corporation common shareholders for calculation of diluted earnings per share	$26,671	$26,102	$149,009	$132,750

Denominator for diluted earnings per share
Weighted average shares outstanding	23,216	23,336	23,239	23,355
Effect of dilutive securities (if conversion or exercise assumed)
Convertible perpetual preferred stock	4,832	4,806	4,822	4,797
Employee share-based awards	354	361	331	326
Denominator for diluted earnings per share	28,402	28,503	28,392	28,478

Diluted earnings per share	$0.94	$0.92	$5.25	$4.66

-- M O R E --

Universal Corporation

NOTE 3. SEGMENT INFORMATION

The principal approach used by management to evaluate the Company’s performance is by geographic region, although the dark air-cured and oriental tobacco businesses are each evaluated on the basis of their worldwide operations. The Company evaluates the performance of its segments based on operating income after allocated overhead expenses, plus equity in the pretax earnings of unconsolidated affiliates.

Operating results for the Company’s reportable segments for each period presented in the consolidated statements of income were as follows:

	Three Months Ended March 31,		Fiscal Year Ended March 31,
(in thousands of dollars)	2014	2013	2014	2013

SALES AND OTHER OPERATING REVENUES
Flue-cured and burley leaf tobacco operations:
North America	$98,079	$129,299	$348,627	$334,676
Other regions (1)	489,319	410,463	1,932,228	1,871,880
Subtotal	587,398	539,762	2,280,855	2,206,556
Other tobacco operations (2)	102,518	105,330	261,260	255,143
Consolidated sales and other operating revenues	$689,916	$645,092	$2,542,115	$2,461,699

OPERATING INCOME
Flue-cured and burley leaf tobacco operations:
North America	$4,595	$9,976	$23,217	$19,740
Other regions (1)	30,650	24,488	133,447	192,556
Subtotal	35,245	34,464	156,664	212,296
Other tobacco operations (2)	9,630	12,371	18,511	20,461
Segment operating income	44,875	46,835	175,175	232,757
Deduct: Equity in pretax (earnings) loss of unconsolidated affiliates (3)	(2,142)	(5,827)	(3,897)	(5,635)
Restructuring costs (4)	(2,038)	(426)	(6,746)	(4,113)
Add: Other income (5)	—	—	81,619	—
Consolidated operating income	$40,695	$40,582	$246,151	$223,009

(1)	Includes South America, Africa, Europe, and Asia regions, as well as inter-region eliminations.

(2)
Includes Dark Air-Cured, Special Services, and Oriental, as well as inter-company eliminations. Sales and other operating revenues for this reportable segment include limited amounts for Oriental because its financial results consist principally of equity in the pretax earnings of an unconsolidated affiliate.

(3)
Equity in pretax (earnings) loss of unconsolidated affiliates is included in segment operating income (Other Tobacco Operations segment), but is reported below consolidated operating income and excluded from that total in the consolidated statements of income.

(4)	Restructuring costs are excluded from segment operating income, but are included in consolidated operating income in the consolidated statements of income.

(5)
Other income represents the gain on the favorable outcome of the IPI tax credit case in Brazil. This item is excluded from segment operating income, but is included in consolidated operating income in the consolidated statements of income.

###